UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 18, 2024

ORAMED PHARMACEUTICALS INC.

(Exact name of registrant as specified in its charter)

delaware	001-35813	98-0376008
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

1185 Avenue of the Americas, Third Floor, New York, New York	10036
(Address of Principal Executive Offices)	(Zip Code)

844-967-2633

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, par value $0.012	ORMP	The Nasdaq Capital Market, Tel Aviv Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On March 18, 2024, Oramed Pharmaceuticals Inc. (the “Company”) entered into an at the market offering agreement (the “ATM Agreement”) with Rodman & Renshaw LLC and StockBlock Securities LLC as sales agents (each, an “Agent” and together, the “Agents”), pursuant to which the Company may issue and sell in transactions that are deemed to be “at the market” offerings as defined in Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), shares of its common stock, par value $0.012 per share, having a maximum aggregate offering price of up to $75,000,000 from time to time through the Agents.

Any sales of shares of common stock pursuant to the ATM Agreement will be made pursuant to an effective shelf registration statement on Form S-3 (File No. 333-257926), which was declared effective by the Securities and Exchange Commission (the “SEC”) on July 26, 2021, the prospectus contained therein and a prospectus supplement related thereto dated March 18, 2024, filed with the SEC. The Agents may sell the Company’s common stock (A) in privately negotiated transactions with the Company’s consent; (B) as block transactions; or (C) by any other method permitted by law deemed to be an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act, including sales made directly on The Nasdaq Capital Market or sales made into any other existing trading market for the Company’s common stock. Subject to the terms and conditions of the ATM Agreement, each Agent will use its commercially reasonable efforts consistent with normal trading and sales practices to sell the shares of the Company’s common stock from time to time, based upon the Company’s instructions (including any price, time or size limits or other parameters or conditions that the Company may impose). The Company will pay to each Agent a cash commission of up to 3.0% of the gross proceeds from the sale of any shares of common stock sold by that Agent under the ATM Agreement. The Company will also reimburse the Agents for certain specified expenses in connection with entering into the ATM Agreement. The Company and the Agents have also provided each other with customary indemnification rights.

The Company is not obligated to make any sales of common stock under the ATM Agreement, and the Agents are not obligated to buy or sell any shares under the ATM Agreement, and no assurance can be given that the Company will sell any shares under the ATM Agreement, or, if it does, as to the price or amount of shares that the Company will sell, or the dates on which any such sales will take place. The ATM Agreement may be terminated by any party at any time upon five days’ notice to the other parties, or by the Agents at any time in certain circumstances.

The foregoing description of the ATM Agreement is not complete and is qualified in its entirety by reference to the full text of the ATM Agreement, a copy of which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offer will be made only by means of a prospectus, consisting of a prospectus supplement and the accompanying base prospectus, forming a part of the effective registration statement.

Item 1.02. Termination of a Material Definitive Agreement.

On March 12, 2024, the Company delivered written notice to Cantor Fitzgerald & Co. (“Cantor Fitzgerald”) to terminate that certain Controlled Equity Offering Agreement, dated September 1, 2021, by and between the Company and Cantor Fitzgerald (the “Cantor Agreement”), effective as of March 17, 2024. Pursuant to the Cantor Agreement, the Company could issue and sell shares of its common stock having an aggregate offering price of up to $100,000,000 from time to time through Cantor Fitzgerald. Prior to its termination, the Company received approximately $26.25 million in net proceeds from the sales of its common stock pursuant to the Cantor Agreement. No termination penalties were incurred by the Company in connection with the termination of the Cantor Agreement.

The material terms of the Cantor Agreement are described in, and the Cantor Agreement was filed as Exhibit 1.1 to, the Company’s Current Report on Form 8-K filed on September 1, 2021.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

1.1	At The Market Offering Agreement, dated March 18, 2024, by and among the Company, Rodman & Renshaw LLC and StockBlock Securities LLC.
5.1	Opinion of Sullivan & Worcester LLP.
23.1	Consent of Sullivan & Worcester LLP (contained in Exhibit 5.1).
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORAMED PHARMACEUTICALS INC.

By:	/s/ Nadav Kidron
Name:	Nadav Kidron
Title:	President and CEO

March 18, 2024

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